Exhibit 99.1

1-800-FLOWERS.COM, Inc. Raising its Fiscal 2020 Full Year Guidance Reflecting Strong Ecommerce Growth Through the First Ten Weeks of its Fiscal Fourth Quarter

♦ Company is experiencing strong ecommerce demand in its Gourmet Foods and Gift Baskets brands and its 1-800-Flowers Consumer Floral business, including a strong Mother’s Day holiday period as well as increased demand for every-day gifting occasions.

♦ Total consolidated revenues for Fiscal 2020 are now expected to grow in a range of 16-to-18 percent, compared with the prior year, up from a previous range of 8-to-9 percent.

♦ Adjusted EPS1 for Fiscal 2020 is now expected to grow in a range of 75-to-85 percent, up from a previous range of 15-to-17 percent and Adjusted EBITDA1 is now expected to grow in a range of 50-to-55 percent, up from a previous range of 13-to-15 percent.

♦ Free Cash Flow1 is now expected to be in a range of $75-to-$85 million, up from a previous range of $45-to-$50 million.

(1 Refer to “Definitions of Non-GAAP Financial Measures” at the end of this press release.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--June 18, 2020--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading provider of gifts designed to help customers express, connect and celebrate, today reported that it is raising revenue and earnings guidance for its fiscal 2020 full year based on solid results through the first three quarters of the year combined with significantly increased ecommerce demand through the first ten weeks of its current fiscal fourth quarter.

Chris McCann, CEO, 1-800-FLOWERS.COM, Inc., said, “As we continue to grapple with the challenges of the COVID-19 pandemic, our gratitude goes out to all those who have been working on the front lines helping our country battle this crisis. I would also like to thank all our associates across the Company who have worked tirelessly in this difficult environment to help our customers stay connected while remaining focused on keeping safety and health at the forefront of all we do. Throughout this period, we have seen customers turn to us in record numbers to express themselves, to connect with the important people in their lives, and to celebrate life’s many events. As we noted in our April 30 press release on our fiscal third quarter results, we saw consumer demand begin to accelerate in late March and continue through April, including a record Easter holiday period. This trend has continued through May, including a very strong Mother’s Day holiday, and into the first two weeks of June. For both holidays and everyday occasions, consumers are increasingly turning to our family of brands and broad product collections to help them connect and express themselves during this difficult period.”

McCann attributed the significant increase in the Company’s earnings guidance primarily to a combination of accelerated revenue growth, coupled with reduced marketing costs in its current fiscal fourth quarter. “With the very efficient marketing leverage we have in this current advertising environment we are able to more cost effectively engage with our customers. As a result, we are seeing increasing demand from existing customers as well as accelerated growth in new customers and increased membership in our Celebrations Passport® loyalty program.”

Regarding the Company’s outlook for its fiscal 2021 year, McCann said, “While we are encouraged by the strong growth we have achieved year to date, during fiscal 2021 we do not anticipate replicating the record top and bottom-line performance we are seeing in our fiscal 2020 fourth quarter. We face some headwinds going into the new fiscal year reflecting the impacts of the COVID-19 pandemic, including an uncertain consumer economy, increased operating costs and significantly reduced order volumes from wholesale customers for the calendar year-end holiday season.”

McCann added, “We are proud of the strong and highly leverageable business platform we have built – our Celebrations Ecosystem – which has enabled us to ramp up quickly to meet the accelerated demand we have seen through this recent period. As the country begins to reopen, we see a number of trends from which we are well-positioned to benefit, including the accelerated consumer shift to ecommerce for more of their everyday and holiday needs, reduced travel and more “home nesting,” and the prevailing sentiments around the need for people to stay connected, express themselves and to find ways to celebrate – sentiments at the core of our vision as a company.”

COMPANY GUIDANCE
The Company is raising its growth guidance for fiscal 2020 as follows:

  Total consolidated revenue growth of 16-to-18 percent, up from a previous range of 8-to-9 percent, compared with the prior year, including approximately 13-to-15 percent organic revenue growth combined with contributions from the Shari’s Berries brand, which the Company acquired in August 2019;
  Adjusted EPS1 growth in a range of 75-to-85 percent, up from a previous range of 15-to-17 percent, compared with the prior year;
  Adjusted EBITDA1 growth in a range of 50-to-55 percent, up from a previous range of 13-to-15 percent, compared with the prior year, and;
  Free Cash Flow for the year to be in a range of $75-to-$85 million, up from a previous range of $45-to-$50 million.

The Company plans to release its fiscal 2020 fourth quarter and full-year results on August 27, 2020.

Note: The Company’s guidance for Fiscal Year 2020 Adjusted EPS1 and Adjusted EBITDA1 excludes certain one-time costs, expected to be recognized in the fourth quarter, associated with the closing of its Harry & David retail stores and costs associated with its planned acquisition of PersonalizationMall.com.

Note: The Company is providing today’s update in the spirit of transparency and due to the unprecedented business conditions related to the COVID-19 pandemic. Going forward, the Company expects to continue its traditional quarterly reporting cadence and does not intend to issue further intra-quarter business updates.

Definitions of non-GAAP Financial Measures:
We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Refer to the Selected Financial Information contained in our earnings press release dated April 30, 2020, as filed on Form 8-K on April 30, 2020, for a reconciliation of these non-GAAP measures to their most directly comparable financial measures for the three and nine months ended March 29, 2020.

EBITDA and Adjusted EBITDA
We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Adjusted Earnings (Loss) Per Common Share (Adjusted EPS):
We define Adjusted Earnings (Loss) Per Common Share (Adjusted EPS) as Net Income (Loss) Per Common Share adjusted for certain items affecting period to period comparability. We believe that Adjusted Earnings (Loss) Per Common Share (Adjusted EPS) is a meaningful measure because it increases the comparability of period to period results. Since this is not measures of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) Per Common share (EPS), as an indicator of operating performance and it may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow
We define Free Cash Flow as net cash provided by operating activities, less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in the Company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.
1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s Celebrations Ecosystem features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery℠, Personalization Universe®, Simply Chocolate®, and Goodsey®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral wire service providing a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco SM, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized as the 2019 Mid-Market Company of the Year by CEO Connection. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Special Note Regarding Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its raised guidance for fiscal-year 2020; the impact of the COVID-19 pandemic on the Company; its ability to leverage its operating platform and reduce operating expense ratio; its ability to successfully integrate acquired businesses and assets; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and number of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

FLWS-CP

Contacts

Investor Contact:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media Contact:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com